Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact: Frank Yoshino	Press Contact: Robin Austin
Vice President, Finance	Director, Public Relations
(714) 885-3697	(714) 885-3462
EMULEX APPOINTS JEFF BENCK AS CHIEF OPERATING OFFICER
Enhances Executive Management with a Preeminent Leader

     COSTA MESA, Calif., May 12, 2008 — Emulex Corporation (NYSE:ELX) today announced the appointment of Jeff Benck to the role of company executive vice president and chief operating officer, overseeing the company’s engineering, marketing, operations, and sales organizations, and encompassing Emulex’s HSP, ESP and INP product lines. In this position, Benck will focus on delivering growth and diversification through the creation of products and technologies that drive the adoption of Emulex products and expand the use of networked storage. Benck will report directly to Emulex President and CEO Jim McCluney.
     “Jeff Benck is recognized as a respected leader by our customers and partners,” said Jim McCluney. “We are very fortunate to have Jeff join us. Our executive team is thrilled at the prospect of working with Jeff and I am sure that our employees will enjoy the same outstanding interactions that I have had with him. And most importantly, Jeff has a successful track record for developing strong relationships with customers, suppliers, and business partners. I am sure that Jeff’s leadership skills will help us fully realize the growth opportunities in front of us.”
     “I am delighted to be joining the team at Emulex, and am eager to help Emulex succeed on its growth path,” said Jeff Benck. “I have known Emulex as a company for many years, and know many of the Emulex executives very well. This is a great opportunity for me, and I am determined to help Jim and the team achieve their aggressive plans for growth by reinforcing their customer centric focus and applying my skills and experience to contribute to great results at Emulex.”
     Benck Biography
     Jeff Benck has more than 19 years experience in the computer industry, many of those as a senior high-tech executive. He holds a Bachelors of Science degree in Mechanical Engineering and a Masters of Science degree in the Management of Technology. He was with IBM Corporation for over 18 years, and his most recent position with IBM was as Vice President of xSeries Servers, BladeCenter and Retail Store Solutions Development. His focus included growth initiatives, product development, marketing & strategy, portfolio management, and customer relationships. Jeff is widely known for his role in establishing IBM’s blade server product line and his BladeCenter team received IBM’s highest honor with the IBM Chairman’s Award for Client Excellence. Since leaving IBM, he has continued to gain experience in the computer and storage industry. Jeff Benck and his wife Nina reside in Orange County, California with their two daughters.

Emulex Appoints Jeff Benck as Chief Operating Officer
May 12, 2008

About Emulex
     Emulex Corporation creates enterprise-class products that intelligently connect storage, servers and networks enabling access to information that is open, adaptable and secure. The world’s largest storage and server OEMs rely on our highly flexible common architecture to establish a robust foundation for cost effectively integrating a wide array of storage protocols, standards, and speeds. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and corporate headquarters is located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. In the past, the Company’s results have been significantly impacted by a widespread slowdown in technology investment that pressured the storage networking market that is the mainstay of the Company’s business. A downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s Original Equipment Manufacturer (OEM) customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable and seasonal procurement patterns of the Company’s customers; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end mezzanine card products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; plans for research and development activities; the Company’s dependence on international sales and internationally produced products; the effect of acquisitions; impairment charges; changes in tax rates or legislation; changes in accounting standards; and the potential effects of global warming and any resulting regulatory changes on our business. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.